Exhibit 10.1

ASSET PURCHASE AGREEMENT

Dated as of November 8, 2004

Among

First Avenue Networks, Inc.,

and

Teligent, Inc.

TABLE OF CONTENTS

1.	Definitions		1
	1.1.	Defined Terms	1
	1.2.	Rules of Construction	7

2.	Acquisition of Assets by Buyer		8
	2.1.	Purchase and Sale of Assets	8
	2.2.	Excluded Assets	9
	2.3.	Assumption of Liabilities	9
	2.4.	Liabilities Not Assumed	10
	2.5.	Purchase Price	10
	2.6.	The Closing	11
	2.7.	Deliveries at the Closing	11
	2.8.	Employees	12

3.	Representations and Warranties of the Seller		12
	3.1.	Organization of the Seller	12
	3.2.	Authorization of Transaction	13
	3.3.	Noncontravention	13
	3.4.	FCC Regulatory Matters	14
	3.5.	Title to Assets	15
	3.6.	All Assets Necessary to Conduct Business	15
	3.7.	Absence of Changes	15
	3.8.	Legal and Other Compliance	16
	3.9.	No Seller Material Adverse Effect	16
	3.10.	Intellectual Property	16
	3.11.	Real Property; Leases	17
	3.12.	Contracts	18
	3.13.	Litigation	19
	3.14.	Disclosure	19
	3.15.	Customers and Suppliers	19
	3.16.	No Illegal Payments, Etc.	20
	3.17.	Consents	20
	3.18.	Financial Statements	20
	3.19.	Brokers’ Fees	20
	3.20.	Taxes	20
	3.21.	Assumed Liabilities	21
	3.22.	Insurance	21
	3.23.	Indebtedness; Guarantees	21
	3.24.	Affiliated Transactions	21
	3.25.	Environmental Matters	21
	3.26.	Employee Benefits	22
	3.27.	Labor and Employment Matters	22

4.	Representations and Warranties of the Buyer		23
	4.1.	Organization of the Buyer	23

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	4.2.	Authorization for Transaction	23
	4.3.	Noncontravention	24
	4.4.	Legal and Other Compliance	24
	4.5.	Litigation	24
	4.6.	No Illegal Payments, Etc.	24
	4.7.	Brokers’ Fees	25
	4.8.	Securities	25
	4.9.	SEC Filings; Financial Statements	25
	4.10.	Obligations to Related Parties	26
	4.11.	Title to Properties and Assets; Liens	26
	4.12.	FCC Regulatory Matters	26
	4.13.	Intellectual Property	27
	4.14.	Employees; Employee Benefit Plans	28
	4.15.	Environmental and Safety Laws	28
	4.16.	Tax Returns, Payments and Elections	28
	4.17.	Sarbanes-Oxley Act	28
	4.18.	Subsidiaries	29
	4.19.	Registration Rights	29
	4.20.	Insurance	29

5.	Covenants		29
	5.1.	General	29
	5.2.	Notices and Consents	30
	5.3.	Operation of Business	30
	5.4.	Employee Matters	31
	5.5.	Further Assurances	32
	5.6.	Access	32
	5.7.	Notice of Developments	32
	5.8.	Exclusivity	32
	5.9.	Public Announcements	32
	5.10.	Transfer Taxes	33
	5.11.	Liquidation	33
	5.12.	Non-Competition Agreements	33
	5.13.	Post-Closing Accounts Receivable	33
	5.14.	Post-Liquidation Cash	33

6.	Conditions to Obligation to Close		33
	6.1.	Conditions to Obligation of the Buyer	33
	6.2.	Conditions to Obligations of the Seller	36

7.	Confidentiality		37

8.	Termination		37
	8.1.	Termination of Agreement	37
	8.2.	Effect of Termination	38

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9.	Miscellaneous		38
	9.1.	No Survival of Representations and Warranties	38
	9.2.	No Third Party Beneficiaries	38
	9.3.	Entire Agreement	38
	9.4.	Succession and Assignment	38
	9.5.	Counterparts	38
	9.6.	Headings	38
	9.7.	Notices	38
	9.8.	Governing Law	39
	9.9.	Amendments and Waivers	40
	9.10.	Severability	40
	9.11.	Expenses	40
	9.12.	Construction	40
	9.13.	Incorporation of Exhibits and Schedules	40
	9.14.	Specific Performance	40
	9.15.	Waiver of Jury Trial	41
	9.16.	Control of Seller	41

iii

Exhibits

A	-	Form of Stock Purchase Warrant

B	-	Form of Bill of Sale

C	-	Form of Assignment and Assumption Agreement

D	-	Form of Non-Compete Agreement

E	-	Financial Statements

F	-	Form of Opinion of Andrews Kurth LLP

G-1	-	Form of Investor Representation Letter (Teligent)

G-2	-	Form of Investor Representation Letter (Stockholder)

G-3	-	Form of Investor Representation Letter (Warrant)

H	-	Form of Second Amended and Restated Registration Rights Agreement

I	-	Form of Opinion of Ropes & Gray LLP

Schedules

Schedule 2.1(a)	-	Licenses

Schedule 2.1(b)	-	Leases and License Agreements

Schedule 2.1(e)	-	Permits

Schedule 2.1(f)	-	Intellectual Property

Schedule 2.1(h)	-	Contracts

Schedule 2.2(a)	-	Excluded Assets – General

Schedule 2.3(a)	-	Assumed Contractual Liabilities

Schedule 2.3(b)	-	Assumed Tax Liabilities

Schedule 2.4(d)	-	Excluded Liabilities

Schedule 2.8	-	Retained Employees

Schedule 5.3	-	Operation of the Business

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of November 2, 2004, by and among First Avenue Networks, Inc., a Delaware corporation (the “Buyer,” which term shall include the Purchase Subsidiary, except as the context otherwise requires) and Teligent, Inc., a Delaware corporation (the “Seller”). The Buyer and the Seller are collectively referred to herein as the “Parties.”

WHEREAS, the Buyer wishes to purchase, and the Seller wishes to sell, substantially all of the Seller’s assets, including certain licenses granted by the Federal Communications Commission (the “FCC”) listed on Schedule 2.1(a) hereto (the “Licenses”) to the Seller in exchange for the Purchase Price (the “Transaction”).

WHEREAS, the Buyer and the Seller desire the Transaction to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.	Definitions.

1.1. Defined Terms.

“Acquired Assets” has the meaning set forth in § 2.1.

“Acquired Intellectual Property” means all Intellectual Property included in the Acquired Assets.

“Action” means any claim, action, cause of action or suit (in contract or tort or otherwise), litigation, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Affiliate” means, as to any specified Person at any time, (i) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (ii) each Person who is or has been within two years prior to the time in question an officer, director or direct or indirect beneficial holder of at least 10% of any class of the outstanding capital stock of such specified Person and the Members of the Immediate Family of each such officer, director or holder (and, if such specified Person is a natural person, of such specified Person) and (iii) each Person of which such specified Person or an Affiliate (as defined in clauses (i) or (ii) above) thereof shall, directly or indirectly, beneficially own at least 10% of any class of outstanding capital stock or other evidence of beneficial interest at such time.

“Agreement” has the meaning set forth in the preamble above.

“Assumed Liabilities” has the meaning set forth in § 2.3.

“Balance Sheet Date” means December 31, 2003, the date of the last audited balance sheet of the Seller.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could reasonably form the basis for any specified consequence.

“Business” shall mean the business of the Seller as such business is currently conducted.

“Business Day” means any day on which banking institutions in New York, New York are customarily open for the purpose of transacting business.

“Buyer” has the meaning set forth in the preamble above.

“Buyer Common Stock” means the common stock, $0.001 par value per share, of the Buyer.

“Buyer Disclosure Schedule” has the meaning set forth in § 4.

“Buyer Intellectual Property” has the meaning set forth in § 4.13.

“Buyer Material Adverse Effect” means (i) any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts, circumstance or development is materially adverse to the business, assets, properties, results of operations or financial condition of the Buyer and its Subsidiaries (taken as a whole), or (ii) a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement, other than in either instance resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (i) the effect of any change that generally affects the wireless broadband industry in which the Buyer operates, or (ii) the effect of any action taken by the Seller or its Affiliates with respect to the transactions contemplated hereby or with respect to the Buyer.

“Buyer Wireless Licenses” has the meaning set forth in § 4.12.

“By-laws” means, with respect to any Person (other than an individual), all by-laws relating to such Person, as from time to time in effect.

“Charter” means the certificate or articles of incorporation or organization, statute, constitution, joint venture, limited liability company or partnership agreement or articles or other charter documents of any Person (other than an individual), each as from time to time in effect.

“Closing” has the meaning set forth in § 2.6.

“Closing Date” has the meaning set forth in § 2.6.

“COBRA Regulations” has the meaning set forth in § 5.4.

“Code” means the federal Internal Revenue Code of 1986 or any successor statute, and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

“Communications Act” has the meaning set forth in § 3.4(a).

“Contracts” has the meaning set forth in § 2.1(h).

“Contractual Obligation” means, with respect to any Person, any contract, agreement, instrument, document, deed, mortgage, lease, license, or other legally binding commitment, undertaking, arrangement or understanding, written or oral, including without limitation any document or instrument evidencing or otherwise relating to any indebtedness or guarantee but excluding the Charter and By-laws of such Person, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property or right of such Person is subject or bound.

“Employee Plan” has the meaning set forth in § 3.26(a).

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, whether now or hereafter in effect, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise Hazardous Substances, wastes or materials.

“ERISA” has the meaning set forth in § 3.26(a).

“Excluded Assets” has the meaning set forth in § 2.2.

“Excluded Liabilities” has the meaning set forth in § 2.4.

“FCC” has the meaning set forth in the preamble above.

“FCC Consents” has the meaning set forth in § 6.1(g).

“Financial Statements” has the meaning set forth in § 3.18.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with their application in the audited financial statements for the year ended December 31, 2003 referred to in § 3.18.

“Governmental Authority” means any Federal, state, municipal, county, local, foreign or any other governmental or quasi-governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, board, bureau or division thereof) or any arbitral body.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means the entire right, title and interest in and to all intellectual property rights of every kind and nature, including patents, copyrights, Trademarks, mask works, trade secrets, all applications for any of the foregoing, and any Contractual Obligations granting rights related to the foregoing, in each case, (i) subsisting in, covering, reading on, directly applicable to or existing in the Products or Technology, including, without limitation, all Intellectual Property identified in Schedule 2.1(f); or (ii) that are owned, licensed or controlled in whole or in part by the Seller and relate to the Business.

“Investor Representation Letters” has the meaning set forth in Section 6.1(o).

“Knowledge” means actual knowledge after reasonable investigation.

“LD Sale Agreement” means that certain Asset Purchase Agreement dated as of September 2, 2004 by and between Startec Global Operating Company, Startec Global Licensing Company and Teligent Services, Inc., as amended from time to time in accordance with the terms thereof.

“Lease” has the meaning set forth in Section 2.1(b).

“Legal Requirement” means any federal, state, local or foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution or promulgation, or any order, judgment or decree of any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law.

“Liability” means any debt, liability, obligation or commitment (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including, without limitation, any liability for Taxes.

“Licenses” has the meaning set forth in the preamble above.

“Lien” means any mortgage, pledge, lien, security interest, option to purchase, charge, adverse or prior claim, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including without limitation a capital lease), or transfer for the purpose of subjection to the payment of any debt or other obligation, whether relating to any property or right or the income or profits therefrom.

“Long Distance Business” means the portion of the Business involving the reselling of dedicated and switched long distance services purchased from Global Crossing Bandwidth, Inc. to consumer and business customers.

“Majority Stockholder” means Aspen Partners Series A, a series of Aspen Capital Partners, L.P., the majority stockholder of the Seller.

“Members of the Immediate Family” with respect to any individual, means each spouse, parent, brother, sister or child of such individual, each spouse of any such Person, each child of any of the aforementioned Persons, each trust created in whole or in part for the benefit of one or more of the aforementioned Persons and each custodian or guardian of any property of one or more of the aforementioned Persons.

“Ordinary Course of Business” means the ordinary course of Seller’s business with respect to the Business, consistent with past custom and practice (including with respect to quantity and frequency).

“Parties” has the meaning set forth in the preamble above.

“Permitted Liens” means liens for current taxes not yet due and payable and minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets which may be subject thereto or materially impair the operations of the Person in question.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

“Plan of Reorganization” means the Plan of Reorganization of the Seller, approved by the United States Bankruptcy Court for the Southern District of New York, Case No. 01-12974 (SMB), on the Reorganization Date.

“Products” means all current products and services of the Seller relating to the Business, any subsequent versions of such products currently being developed by or on behalf of the Seller, any products currently being developed by or on behalf of the Seller which are designed to supersede, replace or function as a component of such products, and any upgrades, enhancements, improvements and modifications to the foregoing.

“Purchase Price” means, together, the Stock Consideration and the Warrant Consideration.

“Purchase Subsidiary” means First Avenue Licenses, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Buyer.

“Related Entity” has the meaning set forth in § 3.26(a).

“Reorganization Date” means September 12, 2002, the date on which the Seller’s Plan of Reorganization was confirmed.

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Common Stock” means the common stock, $0.01 par value per share, of the Seller.

“Seller Disclosure Schedule” has the meaning set forth in § 3.

“Seller Material Adverse Effect” means (i) any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts, circumstance or development is materially adverse to the business, assets, properties, results of operations or financial condition of the Seller and its Subsidiaries (taken as a whole, and whether in the hands of the Buyer or the Seller) or (ii) a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement, other than in either instance resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (i) the effect of any change that generally affects the wireless broadband industry in which the Seller or its Subsidiaries operate, or (ii) the effect of any action taken by the Buyer or its executive officers with respect to the transactions contemplated hereby or with respect to the Seller.

“Seller Plan” has the meaning set forth in § 3.26(a).

“Singh Option” means that certain option granted to Dr. Rajendra Singh pursuant to the Seller’s 2004 Stock Option Plan and evidenced by the Non-Incentive Stock Option Agreement dated June 28, 2004.

“Stock Consideration” has the meaning set forth in § 2.5.

“Subsidiary” means with respect to any Person, (i) any corporation, limited partnership, limited liability company or other entity at least a majority of whose outstanding voting stock is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; (ii) any general partnership, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests shall at the time be owned by such Person, or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; and (iii) any limited partnership of which such Person or any of its Subsidiaries is a general partner. For the purposes of this definition, “voting stock” means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, copyrightable works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation, and manuals), computer software, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, in each case as used by the Seller in the Business, including improvements, modifications, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise.

“Trademarks” means any trademarks, service marks, trade dress, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

“Transaction” has the meaning set forth in the preamble above.

“Transaction Document” means each of this Agreement, the Bill of Sale referred to in § 2.7(a), the Assignment and Assumption Agreement referred to in § 2.7(a), the Non-Compete Agreement referred to in § 2.7(a) and the Registration Rights Agreement.

“WARN” means the Worker Adjustment and Retraining Act of 1988, as from time to time in effect.

“Warrant Consideration” has the meaning set forth in § 2.5.

“Welfare Plan” has the meaning set forth in § 3.26(a).

1.2. Rules of Construction. The following provisions shall be applied wherever appropriate herein: (a) “herein”, “hereby”, “hereunder”, “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; (b) all definitions set forth herein shall include the singular and the plural; (c) wherever used herein, any pronoun shall be deemed to include both the singular and plural and to cover all genders; (d) except as otherwise stated herein, all references or citations in this Agreement to statutes or regulations or statutory regulatory provisions, shall, when the context requires, be considered citations to such statutes, regulations or provisions as in effect as of the Closing Date; and (e) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to, this Agreement unless another agreement is specified.

2.	Acquisition of Assets by Buyer.

2.1. Purchase and Sale of Assets. The Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase from the Seller at the Closing, subject to the exclusions contained in § 2.2 and subject to and upon the other terms and conditions contained herein, free and clear of any Lien whatsoever arising by, through or under Seller, other than Permitted Liens, all right, title and interest in, to and under all assets of the Seller, which without limitation include the following (collectively, the “Acquired Assets”):

(a) The Licenses listed on Schedule 2.1(a) and all other licenses, permits, authorizations and approvals from all Governmental Authorities with respect to the foregoing;

(b) The leases and the related agreements (including those leases in the form of licenses) (each a “Lease”) listed on Schedule 2.1(b) hereto;

(c) All assets, including equipment, licenses and contracts, associated with the Business and all inventory of radio and other wireless equipment;

(d) All other assets of the Seller which were used or useful in the conduct of the Business on the Balance Sheet Date, and all assets of the Seller that have been acquired since the Balance Sheet Date for use or used in the Business (other than assets that have been disposed of in the Ordinary Course of Business since the Balance Sheet Date), including without limitation all such assets as constitute tangible personal property (such as wireless and other equipment, inventories, supplies, parts, and computer and office equipment and furniture) used or useful in connection with the conduct of the Business;

(e) All other rights of the Seller under all licenses, permits, authorizations, orders, registrations, certificates, approvals, consents and franchises used or useful in connection with the conduct of the Business or any pending applications relating to any of the foregoing, including without limitation all governmental permits, licenses, authorizations, approvals and consents described on Schedule 2.1(e);

(f) All Intellectual Property of the Seller used or useful in connection with the conduct of the Business, goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interest therein, including, without limitation, the Intellectual Property described on Schedule 2.1(f);

(g) All customer, distributor, supplier and mailing lists used or useful in connection with the conduct of the Business;

(h) All rights of the Seller under Contractual Obligations relating to the conduct of the Business (the “Contracts”) listed on Schedule 2.1(h);

(i) To the extent that, as of the Closing, the Seller has not received all payments due to it under the LD Sale Agreement, the right to receive any such payments net of any reasonable expenses incurred by the Seller after the Closing in connection therewith;

(j) All files, plans, documents, correspondence, lists, drawings, notebooks, specifications, creative materials, advertising and promotional materials, marketing materials, studies, reports, equipment repair, maintenance or service records relating to the conduct of the Business whether written or electronically stored or otherwise recorded; and

(k) All cash, cash equivalents and accounts receivable of Seller as of the Closing.

2.2. Excluded Assets. There shall be excluded from the Acquired Assets to be sold, assigned, transferred, conveyed and delivered to Buyer hereunder, and to the extent in existence on the Closing Date, there shall be retained by the Seller, the following assets, properties and rights (collectively, the “Excluded Assets”):

(a) All assets described on Schedule 2.2(a);

(b) The LD Sale Agreement and the assets being sold pursuant to the LD Sale Agreement;

(c) The Teligent and Smartwave Communications names and related Intellectual Property; and

(d) All other assets as the Buyer and Seller may mutually agree upon at any time at or prior to the Closing.

2.3. Assumption of Liabilities. On the terms and subject to the conditions set forth herein, from and after the Closing, the Buyer will assume and satisfy or perform when due only the following Liabilities of the Seller (the “Assumed Liabilities”):

(a) All Liabilities under those Contracts and Leases listed on Schedule 2.3(a), whether arising before or after the Closing;

(b) All Liabilities of the Seller for Taxes set forth on Schedule 2.3(b); and

(c) All Liabilities relating to or arising out of the ownership, operation or use by the Seller of the Acquired Assets, before the Closing, incurred in the Ordinary Course of Business;

provided, however, that the Assumed Liabilities shall in no event include any Excluded Liability.

2.4. Liabilities Not Assumed. Except as expressly set forth in § 2.3 of this Agreement, and without increasing the scope of the Assumed Liabilities by implication, the Buyer will not assume, perform or satisfy any Liabilities not specifically contemplated by § 2.3 to be Assumed Liabilities nor any of the following Liabilities (whether or not contemplated by § 2.3) (collectively, the “Excluded Liabilities”):

(a) Any Liability to the extent that it relates to or arises out of any of the following: (i) any Excluded Asset, (ii) any Liability of the Seller which is not an Assumed Liability, or (iii) the non-performance of any covenant or obligation to be performed under this Agreement by the Seller at any time;

(b) Any Liability that relates to or arises out of payments made or owed to or benefits of any kind provided or owed to the Seller’s or its Subsidiaries’ employees and consultants or former employees and consultants, including, without limitation, (i) as a result of the sale of the Acquired Assets or as a result of the termination by the Seller of any employees, (ii) any Liability arising out of, or relating to, WARN, (iii) any Liability to provide former employees so-called COBRA continuation coverage, (iv) any Liability in respect of medical and other benefits for existing and future retirees, (v) any Liability in respect of work-related employee injuries or worker’s compensation claims, (vi) any Liability arising out of or with respect to any Employee Plan (including without limitation any Liability arising out of or with respect to the funding, administration or termination of any Employee Plan), and (vii) any Liability for bonuses or other severance obligations;

(c) Any Liability arising out of or with respect to the time period prior to the Reorganization Date, except for Liabilities described in Section 2.3(a) arising out of or with respect to the time period prior to the Reorganization Date to the extent such Liabilities were not discharged under the Seller’s Plan of Reorganization;

(d) Any Liability of the Seller for Taxes other than as set forth on Schedule 2.3(b); and

(e) Any Liability specifically listed on Schedule 2.4(d).

2.5. Purchase Price.

(a) In consideration for the Acquired Assets, and subject to adjustment as provided in § 2.5(b), the Buyer agrees to assume the Assumed Liabilities and to deliver to the Seller at the Closing (i) 25,194,647 shares of Buyer Common Stock (the “Stock Consideration”) plus (ii) a warrant, in substantially the form attached hereto as Exhibit A (the “Warrant Consideration”), issued in the name of Dr. Rajundra Singh to purchase 2,519,464 shares of Buyer Common Stock. The number of shares of Buyer Common Stock comprising the Stock Consideration shall be appropriately adjusted in the case of any stock split, stock dividend, recapitalization or other similar event affecting the Buyer Common Stock effected prior to the Closing.

(b) Adjustment to Purchase Price.

(i) The Stock Consideration shall be increased by 3,149.33 shares of Buyer Common Stock for each share of Seller Common Stock issued pursuant to any exercise of the Singh Option on or prior to the Closing;

(ii) The Warrant Consideration shall be adjusted such that the number of shares for which the warrant comprising the Warrant Consideration is exercisable is reduced by the number of additional shares of Buyer Common Stock issuable as Stock Consideration pursuant to § 2.5(b)(i); and

(iii) The amount of cash included in the Acquired Assets shall include no less than $6,250 for each share of Seller Common Stock issued pursuant to any exercise of the Singh Option.

2.6. The Closing. The closing of the Transaction (the “Closing”) shall take place on such date and at such time within three business days of the satisfaction of the conditions contained in §§ 6.1 and 6.2 as mutually agreed by the Parties (or such other date as the Parties shall agree, the “Closing Date”).

2.7. Deliveries at the Closing.

(a) At the Closing, the Seller shall deliver to the Buyer:

(i) A Bill of Sale in the form of Exhibit B hereto;

(ii) An Assignment and Assumption Agreement in the form of Exhibit C hereto;

(iii) Such other instruments of sale, transfer, conveyance and assignment as the Buyer and its counsel may reasonably request;

(iv) A tax clearance certificate from the Commonwealth of Virginia;

(v) Any original documentation from the FCC relating to the Licenses transferred at the Closing; and

(vi) A Non-Compete Agreement executed by the Seller in the form of Exhibit D hereto.

(b) At the Closing, the Buyer shall deliver to the Seller:

(i) One or more stock certificates as the Seller shall request, not exceeding 10, representing the Stock Consideration registered in the name of Teligent, Inc.;

(ii) A warrant representing the Warrant Consideration; and

(iii) All such other documents and instruments as the Seller or its counsel shall reasonably request to consummate or evidence the transactions contemplated hereby.

(c) At the Closing, the Parties shall deliver the certificates, opinions of counsel and other documents described in §§ 6.1 and 6.2 hereof, respectively, unless waived by the Buyer or the Seller in writing.

(d) All of the documents and instruments delivered at the Closing shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the Parties’ respective counsel.

2.8. Employees. The Seller acknowledges and agrees that the Buyer is not obligated to offer employment to or to hire any employee of the Seller, and that the Seller shall retain all Liabilities with respect to all of Seller’s employees. As set forth in § 5.4 hereof, the Seller is obligated to terminate the employment of all of Seller’s employees prior to the Closing (except for those employees set forth on Schedule 2.8 hereto). The Buyer shall bear no responsibility or liability for any Liabilities owed to the Seller’s employees on account of any termination of their employment with the Seller or otherwise, whether pursuant to a Contractual Obligation, benefit plan or program, or otherwise, including but not limited to salary and other remuneration earned by Seller’s employees prior to the Closing Date, separation and severance pay, vacation pay and other accrued paid time off, and payments and other costs or expenses due under WARN or any other applicable Legal Requirement, or for any employment-related Liabilities, including but not limited to any Liabilities in respect of salary, wages, sick leave, holiday pay, vacation benefits, medical, dental, disability, life, retirement and other fringe benefits, or for any Liabilities arising under any Contractual Obligation or Legal Requirement.

3. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this § 3 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule dated the date hereof and provided to the Buyer by the Seller in connection with the signing of this Agreement (the “Seller Disclosure Schedule”). The Seller Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this § 3. For the purposes of these representations and warranties, other than for the purposes of Section 3.1 and 3.2 or as otherwise expressly provided herein, the term “the Seller” shall include any Subsidiaries of the Seller.

3.1. Organization of the Seller.

(a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Accurate and complete copies of the Charter and By-Laws of the Seller, as amended to date, have been heretofore delivered to the Buyer. Except for the Seller’s foreign subsidiaries, each Subsidiary of the Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) Neither the Seller nor any of its Subsidiaries (except for the Seller’s foreign subsidiaries) is required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions listed in Section 3.1 of the Seller Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed would not have a Seller Material Adverse Effect. The Seller and each of its Subsidiaries are in good standing as a foreign corporation in each of the jurisdictions listed in Section 3.1 of the Seller Disclosure Schedule.

3.2. Authorization of Transaction.

(a) The Seller has the power and authority (including full corporate power and authority) to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder. All corporate and other actions or proceedings to be taken by or on the part of the Seller to authorize and permit the execution and delivery by the Seller of each Transaction Document to which it is a party and the instruments required to be executed and delivered by the Seller pursuant thereto, the performance of the Seller of its obligations thereunder, and the consummation by the Seller of the transactions contemplated therein, have been duly and properly taken. Each Transaction Document to which it is a party has been duly executed and delivered by the Seller and is Enforceable against the Seller.

(b) Each Subsidiary of the Seller has the power and authority (including full corporate power and authority) to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder. All corporate and other actions or proceedings to be taken by or on the part of each Subsidiary of the Seller to authorize and permit the execution and delivery by such Subsidiary of each Transaction Document to which it is a party and the instruments required to be executed and delivered by it pursuant thereto, the performance of its obligations thereunder, and the consummation by it of the transactions contemplated therein, have been duly and properly taken. Each Transaction Document to which each Subsidiary of the Seller is a party has been duly executed and delivered by it and is Enforceable against it.

3.3. Noncontravention. Neither the execution and the delivery of any Transaction Document to which it is a party, nor the consummation of the transactions contemplated thereby (including the assignments and assumptions referred to in § 2), will (i) violate any Legal Requirement to which either the Seller or any of its property is subject or any provision of the Charter or By-laws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contractual Obligation to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien other than Permitted Liens upon any of its assets), except, in the case of matters described in clause (ii) above, as would not have, or reasonably be expected to have, a Seller Material Adverse Effect. The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by any Transaction Document (including the assignments and assumptions referred to in § 2), other than the FCC Consents and the expiration or early termination of the waiting period under the HSR Act, except for any authorization, consent or approval the failure of which to obtain, and for any filing the failure of which to make would not have, or reasonably be expected to have, a Seller Material Adverse Effect.

3.4. FCC Regulatory Matters.

(a) The Seller is in compliance with the Federal Communications Act of 1934, as amended (the “Communications Act”), and the rules, regulations and policies of the FCC promulgated thereunder applicable to either the Seller or the Acquired Assets, and the Seller is in compliance with all other federal, state and local laws, rules, regulations and ordinances applicable to either the Seller or the Acquired Assets and is not in default under any order, writ, injunction or decree of any court or governmental agency or instrumentality applicable to either the Seller or the Acquired Assets, except for any noncompliance that would not materially threaten or adversely affect the validity, continued effectiveness, material terms, or likelihood of renewal of any of the Licenses or the grant of FCC Consent.

(b) FCC Licenses. Schedule 2.1(a) sets forth a true and complete list of each License that is being assigned to the Buyer hereunder, the name of the licensee or permit holder, the call sign, the License expiration date, and the status of any applications for assignment, transfer or waiver of FCC rules filed with the FCC. The Seller has provided to the Buyer true and correct copies of the Licenses received by it from the FCC. None of such Licenses are subject to any management agreement or Lien arising by, through or under the Seller (other than Permitted Liens), and the Seller owns all of the right, title and interest in, to and under such Licenses. To the Knowledge of the Seller, all the Licenses are currently valid and in full force and effect and the Seller and its Affiliates have met material applicable construction or build-out regulations required to be met as of the date of this Agreement for each of the Licenses. Neither the Seller nor any of its Affiliates has received any notification of an investigation, violation or forfeiture, any notice of apparent liability, or any other order or complaint issued by or before any court or governmental body, including the FCC that could in any manner threaten or adversely affect the validity, continued effectiveness, material terms, or likelihood of renewal of any of the Licenses, nor, as of the date of this Agreement, to the Knowledge of the Seller is any such action threatened (other than, in any such case, actions or matters relating to the wireless communications industry generally). At the date of this Agreement, neither the Seller nor any of its Affiliates has Knowledge of any other proceedings (other than proceedings relating to the wireless communications industry generally) that could in any manner threaten or adversely affect the validity, continued effectiveness, material terms, or likelihood of renewal of any of the Licenses.

(c) Fees. All franchise, license or other fees and charges that have become due and payable with respect to the Acquired Assets pursuant to any applications, filings, recordings and registrations with, and all validations or exemptions, approvals, orders or authorizations, consents, Licenses, certificates and permits from, the FCC, any state public utility commission and any other federal, state or local regulatory or governmental bodies or authorities, including any subdivision thereof, have been paid.

(d) License Compliance. No event has occurred or failed to occur which (i) results in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or order of forfeiture with respect to, any License or (ii) materially adversely affects any of the rights of the Seller or any of its Affiliates thereunder, except in the case of clause (i) or (ii), for litigation, legislation, rule making or other matters, in each case, affecting the wireless communications industry generally. At the date of this Agreement, the Seller has no reason to believe that the Licenses will not be renewed by the FCC in the ordinary course.

(e) Reports. Any and all material reports and filings required to be filed with the FCC by the Seller with respect to the Licenses have been filed and the Seller has provided true and correct copies of all such reports and filings to the Buyer. All such reports and filings were accurate and complete in all material respects.

(f) Disclosure. The Seller knows of no facts pertaining to its qualifications to be a licensee which would cause the FCC not to issue its approval with respect to, or otherwise prevent, the transfer to the Buyer pursuant to this Agreement of the Licenses (other than those relating to the wireless communications industry generally).

3.5. Title to Assets. The Seller has good and valid title to, and the power to sell or transfer to the Buyer, all of the Acquired Assets, free and clear of all Liens (other than Permitted Liens).

3.6. All Assets Necessary to Conduct Business. Except as set forth in Section 3.6 of the Seller Disclosure Schedule, the Acquired Assets and the Excluded Assets together comprise all of the assets, properties and rights of every type and description, real, personal, tangible and intangible used by the Seller in the conduct of the Business on the Balance Sheet Date and all assets of the Seller which have been acquired since the Balance Sheet Date for use or used in the Business (other than assets which have been disposed of since the Balance Sheet Date in the Ordinary Course of Business).

3.7. Absence of Changes.

(a) Except as set forth in Section 3.7 of the Seller Disclosure Schedule, as of the date of this Agreement, since the Balance Sheet Date, there has not been:

(i) the entering into of any Contractual Obligation (or series of related Contractual Obligations) with an on-going annual monetary obligation of greater than $5,000;

(ii) the creation or imposition of any Lien upon any Acquired Asset, other than Permitted Liens;

(iii) any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) in excess of $5,000, other than purchases of inventory, materials and supplies in the Ordinary Course of Business;

(iv) any grant of any license or sublicense of any rights or modification of any rights under or with respect to, or the entered into of any settlement regarding any infringement of the Seller’s rights to, any Intellectual Property with a value in excess of $5,000;

(v) any threat or notification, orally or in writing, that, and there has not been, one or more distributors, customers or suppliers, that have terminated or intend to terminate their respective business relationships or have modified or intend to modify such relationships with the Seller in a manner which is less favorable to the Business, or that have agreed not to or will not agree to do business on such terms and subject to conditions at least as favorable as on the Balance Sheet Date, and the Seller has no Knowledge of any Basis for any such termination or modification, in each case which could reasonably be expected to have a Seller Material Adverse Effect;

(vi) any damage, destruction, or loss (whether or not covered by insurance) to any of Seller’s property with a value in excess of $5,000;

(vii) any declaration or payment of any dividend or other distribution in connection with any capital stock of the Seller; or

(viii) any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the conduct of the Business, which could reasonably be expected to have a Seller Material Adverse Effect.

(b) There are no outstanding claims with respect to any damage, destruction or loss to any of the Seller’s property which could reasonably be expected to have a Seller Material Adverse Effect.

3.8. Legal and Other Compliance. The Seller is in compliance with all applicable Legal Requirements relating to the conduct of the Business, the violation of which could have a Seller Material Adverse Effect, and, to the Knowledge of the Seller, no Action has been filed or commenced against it alleging any failure so to comply. Neither the ownership nor use of the Acquired Assets nor the conduct of the Business conflicts with the rights of any other Person or violates, or with the giving of notice or the passage of time or both will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of either the Seller’s Charter or By-laws or any Lien, Contractual Obligation or Legal Requirement to which the Seller is a party or by which it may be bound or affected, except in each such case as could not reasonably be expected to have a Seller Material Adverse Effect.

3.9. No Seller Material Adverse Effect. Between the Balance Sheet Date and the date of this Agreement, there has not been any Seller Material Adverse Effect.

3.10. Intellectual Property.

(a) The Seller or one of its Subsidiaries (other than those Subsidiaries listed on Schedule 2.2(a)) owns or has the right to use pursuant to an Enforceable Contractual Obligation all Intellectual Property necessary for or used in the operation of the Business as presently conducted and as presently proposed by Seller to be conducted. Subject to obtaining all necessary consents as disclosed in Section 3.17 of the Seller Disclosure Schedule, each item of Acquired Intellectual Property will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder except in such cases where the failure to own or have available for use would not reasonably be expected to have a Seller Material Adverse Effect. The Seller has taken all reasonably necessary action to maintain and protect each item of Intellectual Property that the Seller owns or uses in the conduct of the Business.

(b) To the Knowledge of the Seller, since the Reorganization Date, (i) the Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties in connection with the conduct of the Business, and there has not been any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party), and (ii) except as disclosed in Section 3.10(b) of the Seller Disclosure Schedule, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller relating to the conduct of the Business.

(c) Section 3.10(c) of the Seller Disclosure Schedule identifies each patent or registration which has been issued to the Seller with respect to the Acquired Intellectual Property, identifies each pending patent application or application for registration which has been made with respect to the Acquired Intellectual Property, and identifies each license, agreement, or other permission which the Seller has granted to any third party with respect to any of the Acquired Intellectual Property (together with any exceptions), in each case as of the date of this Agreement. The Seller will make available to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation in the Seller’s possession or control evidencing ownership and prosecution (if applicable) of each such item. Section 3.10(c) of the Seller Disclosure Schedule also identifies each trade name or unregistered Trademark used by the Seller in the conduct of the Business as of the date of this Agreement.

(d) Section 3.10(d) of the Seller Disclosure Schedule identifies as of the date of this Agreement each material item of Acquired Intellectual Property that any third party owns and that the Seller uses or could use pursuant to an existing Contractual Obligation. The Seller has delivered to the Buyer correct and complete copies of all such Contractual Obligations (as amended to date).

(e) To the Knowledge of the Seller, the Seller would not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Business as presently conducted.

3.11. Real Property; Leases. The Seller owns no real property. Section 3.11 of the Seller Disclosure Schedule includes a correct description of each Lease to which the Seller is a party, including the name of the landlord, the address of the leased location and the monthly rent. A true, complete and correct copy of each written Lease has been made available to the Buyer. A complete description of all terms of any oral Lease is set forth on Section 3.11 of the Seller Disclosure Schedule. Each such Lease is an Enforceable agreement, in full force and effect and consummation of the transactions contemplated hereby will not cause a default under or permit the termination or modification of any such Lease. To the Knowledge of the Seller, no party to any such Lease is in default thereunder.

3.12. Contracts. Section 3.12 of the Seller Disclosure Schedule lists the following Contractual Obligations to which the Seller is a party:

(a) any Contractual Obligation concerning confidentiality or noncompetition;

(b) any Contractual Obligation between or among the Seller and any of its Affiliates which is not on arms-length terms;

(c) any Contractual Obligation under which the consequences of a default or termination would be reasonably expected to have a Seller Material Adverse Effect;

(d) any Contractual Obligation (or group of related Contractual Obligations) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 annually;

(e) any Contractual Obligation (or group of related Contractual Obligations) for the furnishing or receipt of services in excess of $5,000 per 12 month period;

(f) any Contractual Obligation concerning a partnership or joint venture in which the Seller is or is obligated to become a partner or joint venturer;

(g) any Contractual Obligation (or group of related Contractual Obligations) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or under which it has imposed a Lien (other than a Permitted Lien) on any of its assets, tangible or intangible;

(h) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees under which any benefits are currently payable or could reasonably be expected to be payable in the future;

(i) any Contractual Obligation providing for the employment or consultancy with any individual on a full-time, part-time, consulting or other basis or providing severance or retirement benefits under which any compensation, benefits or other payments are currently payable or could reasonably be expected to be payable in the future;

(j) any Contractual Obligation under which it has advanced or loaned any amount to any of its Stockholders, Affiliates, directors, officers, or employees other than in the Ordinary Course of Business;

(k) any Contractual Obligation under which the consequences of a default or termination could reasonably be expected to have a Seller Material Adverse Effect; or

(l) any other Contractual Obligation (or group of related Contractual Obligations) the performance of which involves consideration in excess of $5,000.

The Seller has made available to the Buyer a correct and complete copy of each written Contractual Obligation listed in Section 3.12 of the Seller Disclosure Schedule (as such Contractual Obligation may have been amended to the date of this Agreement) and a written summary setting forth the terms and conditions of each oral Contractual Obligation referred to in Section 3.12 of the Seller Disclosure Schedule. Except as disclosed in Section 3.12 of the Seller Disclosure Schedule, to the Knowledge of the Seller, with respect to each such agreement: (i) the agreement is legal, valid, binding, Enforceable, and in full force and effect; (ii) subject to the Buyer obtaining the necessary consents disclosed in Section 3.17 of the Seller Disclosure Schedule, the agreement will continue to be Enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in § 2 above); (iii) since the Reorganization Date, no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; (iv) since the Reorganization Date, no party has repudiated any provision of the agreement; and (v) none of such agreements is, when considered singly or in the aggregate with others, unduly burdensome or onerous to the Seller or likely to result in a Seller Material Adverse Effect.

3.13. Litigation. Except as set forth in Section 3.13 of the Seller Disclosure Schedule, there are no Actions pending, or, to the Knowledge of the Seller threatened against the Seller or any of its properties, assets or rights before any Governmental Authority, including but not limited to Actions: (i) which seek to revoke, rescind, cancel, modify or refuse to renew any License or; (ii) relating to the transactions contemplated hereby, nor is there any Basis for any such Action. To the Knowledge of the Seller, since the Reorganization Date, there is no judgment, order or decree adversely affecting the Acquired Assets or the transactions contemplated hereby.

3.14. Disclosure. Neither this Agreement nor any exhibit or schedule hereto nor any certificate delivered to the Buyer in connection with the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statement contained herein and therein in the context in which they were made not misleading. Except as otherwise disclosed herein or on the Disclosure Schedules, the Seller knows of no information or fact that has or could reasonably be expected to have a Seller Material Adverse Effect.

3.15. Customers and Suppliers. Section 3.15 of the Seller Disclosure Schedule sets forth a complete and accurate list of (i) the ten largest customers (by dollar volume) of the Seller during the most recent fiscal year, indicating the existing Contractual Obligation with each such customer and (ii) all suppliers of materials or services in excess of $10,000 to the Seller in connection with the conduct of the Business during the most recent fiscal year, indicating the Contractual Obligation for continued supply from such Person, if any.

3.16. No Illegal Payments, Etc. To the Knowledge of the Seller, in connection with the conduct of the Business, neither the Seller nor any of its respective directors, officers, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Seller (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (i) which would be reasonably expected to subject the Seller or the Buyer to any material damages or penalties in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which has had or could reasonably be expected to have a Seller Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any intentionally false entries on any books or records for any purpose.

3.17. Consents. Section 3.17 of the Seller Disclosure Schedule sets forth a true, correct and complete list of the identities of any Person whose consent or approval is required and the matter or Contractual Obligation to which such consent relates in connection with the transfer, assignment or conveyance by the Seller of any of the Acquired Assets, and any Person to whom notice of the Transaction is required to be delivered.

3.18. Financial Statements. Attached hereto as Exhibit E are (i) the audited consolidated balance sheet and statements of income, changes in stockholders’ equity and cash flow of the Seller for the fiscal year ended December 31, 2003 and for the period from the Reorganization Date to December 31, 2002 and (ii) the unaudited consolidated balance sheets and statements of income, and changes in cash flow of the Seller for the month ended June 30, 2004 ((i) and (ii) together, the “Financial Statements”). The Financial Statements (including with respect to the financial statements referred to in clause (i) only, the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct, complete and present fairly in all material respects the financial condition of the Seller for such periods and are consistent in all material respects with the books and records of the Seller, subject to normal and recurring year end adjustments and in the case of the unaudited financial statements as of June 30, 2004, the absence of notes.

3.19. Brokers’ Fees. The Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by any Transaction Document for which the Buyer will be liable or obligated.

3.20. Taxes. The Seller has timely filed all material requisite federal, state and local Tax and information returns which are required to be filed by it and has paid, or made adequate provision for the payment of, all material Taxes which may have or may become due and there are no assessments or any Basis therefor. To the Knowledge of the Seller, there are no examinations in progress or claims against the Seller for federal or other Taxes (including penalties and interest) for any period and no notice of any claim, whether pending or threatened, for Taxes has been received.

3.21. Assumed Liabilities.

(a) The Seller has made available to the Buyer true and correct copies of all instruments and other documents which constitute or evidence, in whole or in part, any of the Assumed Liabilities. None of the Assumed Liabilities or such instruments and documents have been modified or amended, whether in writing, by custom or usage or otherwise, and all of the Assumed Liabilities and such instruments and documents are in full force and effect in accordance with their terms in all material respects. Except as set forth in Section 3.21 of the Seller Disclosure Schedule, none of the Assumed Liabilities include any indemnity obligations or liabilities.

(b) All payments have been made when due, and the Seller has performed in all other material respects all obligations, under the Assumed Liabilities in accordance with their terms. Neither the Seller nor, to the Knowledge of the Seller, any other party to any of the Assumed Liabilities is in material default thereunder, or has failed to comply with any of its material obligations thereunder. To the Knowledge of the Seller, there has been no claim that there has been any such default, breach or failure to comply. There are no existing facts or conditions known to the Seller which, with or without the passage of time, notice or both, will result in a material default under, breach of, or failure to comply with any term or provision of the Assumed Liabilities.

3.22. Insurance. The Seller has obtained and currently maintains the insurance described in Section 3.22 of the Seller Disclosure Schedule. To the Seller’s Knowledge, all such insurance policies are in full force and effect and the Seller knows of no Basis for cancellation thereof. Except as disclosed in Section 3.22 of the Seller Disclosure Schedule, the Seller shall after the Closing continue to have coverage under such policies with respect to events occurring prior to the Closing.

3.23. Indebtedness; Guarantees. The Seller has no indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade payables and other accrued current liabilities incurred in the Ordinary Course of Business), or capital lease obligations, conditional sale or other title retention agreements. Except as disclosed in Section 3.23 of the Seller Disclosure Schedule, the Seller is not a guarantor or otherwise liable for any Liability or obligation of any other Person.

3.24. Affiliated Transactions. Except as set forth in Section 3.24 of the Seller Disclosure Schedule, the Seller is not a party to or bound by any contract, commitment or understanding with any of the Stockholders or any of their Affiliates or any Member of their Immediate Family and none of the Stockholders, directors or officers of the Seller or any of their Affiliates or Members of their Immediate Family owns or otherwise has any rights to or interests in any asset, tangible or intangible, which is used in the Business.

3.25. Environmental Matters. Except as set forth in Section 3.25 of the Seller Disclosure Schedule, to the Knowledge of the Seller, (a) the Seller has complied with all applicable Environmental Laws; (b) the Seller is not subject to any existing, pending or threatened proceedings under any Environmental Laws; and (c) there have been no unauthorized releases by the Seller of any Hazardous Substances from or at any property or facility ever owned or, to the Knowledge of the Seller, leased, used or operated by the Seller except as would not have, or reasonably be expected to have, a Seller Material Adverse Effect.

3.26. Employee Benefits.

(a) Seller Plans. Section 3.26 of the Seller Disclosure Schedule sets forth (1) all Employee Plans (as defined below) (A) which are maintained by Seller or by any corporation, trust, partnership or other entity (a “Related Entity”) that would be considered as a single employer with Seller under Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 414(b), (c), (m) or (o) of the Code, or to which Seller or any Related Entity contributes or is required to contribute or with respect to which Seller or any Related Entity has or may have any Liability for premiums or benefits, and (B) which benefit any employee of the Business or any beneficiary of any such employee (a “Seller Plan”), as well as (2) all plans, agreements, policies and arrangements that would be Seller Plans if the term “employee” were construed to include outside directors, consultants or other independent contractors who provide services to or for the benefit of the Business. For purposes of this Agreement, the term “Employee Plan” means any plan, program, agreement, policy or arrangement (a “plan”), whether or not reduced to writing, that is: (i) a welfare benefit plan within the meaning of Section 3(1) of ERISA (a “Welfare Plan”); (ii) a pension benefit plan within the meaning of Section 3(2) of ERISA; (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (iv) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan. With respect to each Seller Plan, Seller has made available to Buyer an accurate, current and complete written summary of all material plan terms.

(b) No Liability. To the Knowledge of the Seller, no circumstance exists and no event (including any action or the failure to do any act) has occurred with respect to any Employee Plan maintained or formerly maintained by Seller or any Related Entity, or to which Seller or any Related Entity is or has been required to contribute, that could subject Buyer to Liability, or the assets of the Business to any Lien, under ERISA or the Code, nor will the transactions contemplated by this Agreement give rise to any such Liability or Lien.

(c) Retiree Benefits; Certain Welfare Plans. Except as required under Section 601 et seq. of ERISA, no Seller Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment.

(d) No Restrictions on Termination. To the Knowledge of the Seller, except as set forth in Section 3.26 of the Seller Disclosure Schedule, no provision of any Seller Plan would result in any limitation on the ability of the Seller to terminate the plan with respect to employees of the Business.

3.27. Labor and Employment Matters. Seller (as that term is defined in the preamble and excluding its Subsidiaries) is the sole employer of each employee of Seller (including its Subsidiaries) with respect to employment related to the Business. Except as set forth in Section

3.27 of the Seller Disclosure Schedule, the Seller (i) is and has been in material compliance with all applicable federal, state and local laws, rules, regulations and other requirements regarding employment, employment practices, labor, wages and hours, and other terms and conditions of employment, in each case, with respect to Seller’s employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Seller’s employees; and (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. To the Knowledge of the Seller, none of Seller’s employees is currently represented by any labor union for purposes of collective bargaining and no activities the purpose of which is to achieve such representation of all or some of Seller’s employees are threatened or ongoing. Seller is not presently, and has not been in the past, a party or otherwise subject to or bound by any collective bargaining or other agreement governing the wages, benefits, hours, or terms or employment of Seller’s employees, and no such agreement or contract is currently being negotiated by Seller. To the Knowledge of the Seller, the Seller is not now, and within the last three years has not been, the subject of any union organizing effort, strike, work stoppage, lock out or other labor dispute involving any of Seller’s employees. Seller has not engaged in any unfair labor practice with respect of any of Seller’s employees and does not have any employee grievance or other dispute pending. Seller is not now and has not been the subject of any complaint, charge, investigation, audit, suit or other process with respect to any of Seller’s employees, or any or the terms or conditions of their employment, by any Governmental Authority, including without limitation by the U.S. Department of Labor, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the National Labor Relations Board or any state agency comparable to any of the foregoing.

4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this § 4 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule dated the date hereof and provided to the Seller by the Buyer in connection with the signing of this Agreement (the “Buyer Disclosure Schedule”) or as disclosed in the Buyer SEC Reports (as defined in Section 4.9(a)) as of the date hereof.

4.1. Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Copies of the Charter and By-laws of the Buyer, each as amended to date, have been heretofore delivered to Seller (or will be so delivered prior to the Closing) and are accurate and complete. The Buyer is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the activities conducted by it in the conduct of its business or the character of the property owned, leased or operated by it in the conduct of its business make such qualification necessary or appropriate, except for those jurisdictions where the failure to be so qualified has not had and could not reasonably be expected to have a Buyer Material Adverse Effect. The Purchase Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchase Subsidiary was organized for the purpose of consummating the Transaction and has had no prior operations.

4.2. Authorization for Transaction. The Buyer has the corporate power and authority to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder and the Purchase Subsidiary has full power, limited liability company or otherwise, to enter into this Agreement, to perform its obligations hereunder and to consummate the Transaction. All corporate and other actions and proceedings to be taken by or on the part of the Buyer to authorize and permit the execution and delivery by the Buyer of each Transaction Document to which it is a party and the instruments to be executed and delivered by the Buyer pursuant thereto, and the performance of the Buyer of its obligations thereunder, and the consummation by the Buyer of the transactions contemplated therein, have been or will be prior to the Closing duly and properly taken. Each Transaction Document to which the Buyer is a party has been or will be prior to the Closing duly executed and delivered by the Buyer and is or will be Enforceable against the Buyer.

4.3. Noncontravention. Neither the execution and the delivery of any Transaction Document to which it is a party, nor the consummation of the transactions contemplated thereby (including the assignments and assumptions referred to in § 2), will (i) violate any Legal Requirement to which the Buyer is subject or any provision of its Charter or Bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contractual Obligation to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Agency in order for the Parties to consummate the transactions contemplated by any Transaction Document (including the assignments and assumptions referred to in § 2), other than the expiration or early termination of the waiting period under the HSR Act and the FCC Consents.

4.4. Legal and Other Compliance. The Buyer is in compliance with all applicable Legal Requirements relating to the conduct of its business, the violation of which could have a Buyer Material Adverse Effect, and no Action has been filed or commenced against it alleging any failure so to comply. The conduct of its business does not conflict with the rights of any other Person or violate, nor with the giving of notice or the passage of time or both will it violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of the Buyer’s Charter or By-laws or any Lien, Contractual Obligation or Legal Requirement to which the Buyer is a party or by which it may be bound or affected, except in each such case as could not reasonably be expected to have a Buyer Material Adverse Affect.

4.5. Litigation. Except as set forth in Section 4.5 of the Buyer Disclosure Schedule, there are no Actions pending or, to the Knowledge of the Buyer, threatened against the Buyer or any of its properties, assets or rights before any Governmental Authority, including but not limited to, Actions: (i) which seek to revoke, rescind, cancel, modify or refuse to renew any Buyer Wireless Licenses, or (ii) relating to the transactions contemplated hereby, nor is there any Basis for any such Action.

4.6. No Illegal Payments, Etc. In connection with the conduct of its business, neither the Buyer nor any of its respective directors, officers, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Buyer (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (i) which might subject the Buyer to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which has had or could reasonably be expected to have a Buyer Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

4.7. Brokers’ Fees. The Buyer does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by any Transaction Document for which the Seller or any Stockholder will be liable or obligated.

4.8. Securities. The Stock Consideration when issued hereunder will be duly authorized, validly issued, fully paid and nonassessable. The shares of common stock of the Buyer issuable upon exercise of the Warrant Consideration, when paid for by the holders thereof in accordance with the terms thereof will be duly authorized, validly issued, fully paid and nonassessable.

4.9. SEC Filings; Financial Statements.

(a) The Buyer has filed with the SEC all reports, schedules, forms, statements and other documents required by the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to be filed by the Buyer since January 1, 2003 (collectively, the “Buyer SEC Reports”). As of their respective dates (except if revised or superseded by a subsequent filing), the Buyer SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Buyer has filed with the SEC as exhibits to the Buyer SEC Reports all agreements, contracts and other documents or instruments required to be so filed, and such exhibits are in all material respects true and complete copies of such agreements, contracts and other documents or instruments, as the case may be (subject to any confidential treatment requests allowing exclusion of confidential information from the publicly filed documents). Since the date of the Buyer’s annual report on Form 10-K for the year ended December 31, 2003, the Buyer has not suffered a Buyer Material Adverse Effect.

(b) The consolidated balance sheets of the Buyer and its consolidated subsidiaries as of each of December 31, 2003 and June 30, 2004 and the related consolidated statements of income (loss) and stockholders’ equity and cash flows for the twelve-month period and six-month period then ended fairly present in all material respects the Buyer’s consolidated financial positions and its consolidated subsidiaries as of their respective dates and their consolidated results of operations and cash flows for the respective periods then ended, in accordance with U.S. generally accepted accounting principles applied on a consistent basis except as described in the footnotes to such financial statements.

4.10. Obligations to Related Parties. No employee, officer or director of the Buyer or Member of his or her Immediate Family is indebted to the Buyer, nor is the Buyer indebted (or committed to make loans or extend or guarantee credit) to any of them other than (i) for payment of salary for bona fide services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Buyer and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Buyer’s board of directors). No employee, officer, director or stockholder, or any Member of their Immediate Families, is, directly or indirectly, interested in any contract with the Buyer (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Buyer).

4.11. Title to Properties and Assets; Liens. Except as set forth in Section 4.11 of the Buyer Disclosure Schedule, the Buyer owns its property and assets free and clear of all Liens other than (i) for Liens for current taxes not yet delinquent, (ii) for Liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, (iii) for Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, or (iv) for minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property. Except as set forth in Section 4.11 of the Buyer Disclosure Schedule, with respect to the property and assets it leases, the Buyer is in compliance with such leases and, holds a valid leasehold interest free of any Liens, subject to clauses (i)-(iv) above.

4.12. FCC Regulatory Matters.

(a) Section 4.12(a) of the Buyer Disclosure Schedule sets forth a true and complete list of each 38.6 - 40 GHz license, permit and authorization issued by the FCC to the Buyer (or its subsidiaries) (collectively, the “Buyer Wireless Licenses”), with the name of the licensee or permit holder, the call sign, and the license expiration date of each Buyer Wireless License.

(b) Except as set forth in Section 4.12(b) of the Buyer Disclosure Schedule, the Buyer is in compliance with the Communications Act, and the rules, regulations and policies of the FCC promulgated thereunder applicable to the Buyer, and the Buyer is in compliance with all other federal, state and local laws, rules, regulations and ordinances applicable to the Buyer and is not in default under any order, writ, injunction or decree of any court or governmental agency or instrumentality applicable to the Buyer, except for any noncompliance that would not materially threaten or adversely affect the validity, continued effectiveness, material terms, or likelihood of renewal of any of the Buyer Wireless Licenses.

(c) FCC Licenses. None of the Buyer Wireless Licenses is subject to any management agreement or Lien arising by, through or under the Buyer (other than Permitted Liens), and the Buyer owns all of the right, title and interest in, to and under such Licenses. Except as set forth in Section 4.12(c) of the Buyer Disclosure Schedule, to the Knowledge of the Buyer, all the Buyer Wireless Licenses are currently valid and in full force and effect and the Buyer has met material applicable construction or build-out regulations required to be met as of the date of this Agreement for each of the Buyer

Wireless Licenses. Except as set forth in Section 4.12(c) of the Buyer Disclosure Schedule, neither the Buyer nor any of its Affiliates has received any notification of an investigation, violation or forfeiture, any notice of apparent liability, or any other order or complaint issued by or before any court or governmental body, including the FCC that could in any manner threaten or adversely affect the validity, continued effectiveness, material terms, or likelihood of renewal of any of the Buyer Wireless Licenses, nor, as of the date of this Agreement, to the Knowledge of the Buyer, is any such action threatened (other than, in any such case, actions or matters relating to the wireless communications industry generally). At the date of this Agreement, except as set forth in Section 4.12(c) of the Buyer Disclosure Schedule, the Buyer has no Knowledge of any other proceedings (other than proceedings relating to the wireless communications industry generally) that could in any manner threaten or adversely affect the validity, continued effectiveness, material terms, or likelihood of renewal of any of the Buyer Wireless Licenses.

(d) Fees. All franchise, license or other fees and charges that have become due and payable with respect to the Buyer Wireless Licenses pursuant to any applications, filings, recordings and registrations with, and all validations or exemptions, approvals, orders or authorizations, consents, Licenses, certificates and permits from, the FCC, any state public utility commission and any other federal, state or local regulatory or governmental bodies or authorities, including any subdivision thereof, have been paid.

(e) License Compliance. Except as set forth in Section 4.12(e) of the Buyer Disclosure Schedule, no event has occurred or failed to occur which (i) results in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or order of forfeiture with respect to, any Buyer Wireless License or (ii) materially adversely affects any of the rights of the Buyer thereunder, except in the case of clause (i) or (ii), for litigation, legislation, rule making or other matters, in each case, affecting the wireless communications industry generally. At the date of this Agreement, except as set forth in Section 4.12(e) of the Buyer Disclosure Schedule, the Buyer has no reason to believe that the Buyer Wireless Licenses will not be renewed by the FCC in the ordinary course.

(f) Reports. Any and all material reports and filings required to be filed with the FCC by the Buyer with respect to the Buyer Wireless Licenses have been filed. All such reports and filings were accurate and complete in all material respects.

4.13. Intellectual Property.

(a) The Buyer owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and proprietary rights and processes (collectively, “Buyer Intellectual Property”) necessary for its business as now conducted and as presently proposed to be conducted without any infringement of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the Buyer’s Intellectual Property with the exception of agreements for the sale or license of the Buyer’s products or services in the ordinary course of the Buyer’s business. The Buyer has not received any communications alleging that the Buyer has violated or, by conducting its business as presently proposed, would violate any of the Buyer Intellectual Property of any other person or entity.

(b) To the Knowledge of the Buyer (i) the Buyer has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties in connection with the conduct the business of the Buyer, and there has not been any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Buyer must license or refrain from using any Intellectual Property rights of any third party), and (ii) no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Buyer relating to the conduct of the business of the Buyer.

4.14. Employees; Employee Benefit Plans. There is no strike, labor dispute or union organization activities pending or, to the Buyer’s Knowledge, threatened between it and its employees. None of the Buyer’s employees belongs to any union or collective bargaining unit. The Buyer has complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment.

4.15. Environmental and Safety Laws. To the Knowledge of the Buyer, (a) the Buyer has complied with all applicable Environmental Laws; (b) the Buyer is not subject to any existing, pending or threatened proceedings under any Environmental Laws; and (c) there have been no unauthorized releases by the Buyer of any Hazardous Substances from or at any property or facility ever owned or, to the Knowledge of the Buyer, leased, used or operated by the Buyer except as would not have, or reasonably be expected to have, a Buyer Material Adverse Effect.

4.16. Tax Returns, Payments and Elections. Except as set forth in Section 4.16 of the Buyer Disclosure Schedule, (i) the Buyer has filed all tax returns and reports as required by law, (ii) these returns and reports are true and correct in all material respects, and (iii) the Buyer has paid all taxes and other assessments due.

4.17. Sarbanes-Oxley Act. The Buyer has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 and l5d-14 under the Exchange Act of 1934, as amended); such disclosure controls and procedures are designed to ensure that material information relating to the Buyer is made known to the Buyer’s principal executive officer and its principal financial officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established; the Buyer’s auditors and the audit committee of the board of directors of the Buyer have been advised of: (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Buyer’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Buyer’s internal controls; any material weaknesses in internal controls have been identified for the Buyer’s auditors; since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses; the principal executive officer and principal financial officer of the Buyer have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certification are complete and correct; and the Buyer is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act that are effective.

4.18. Subsidiaries. Except as set forth in Section 4.18 of the Buyer Disclosure Schedule, the Buyer does not presently own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity. The Buyer is not a participant in any joint venture, partnership or similar arrangement.

4.19. Registration Rights. Except as set forth in the Registration Rights Agreement and except as set forth in Section 4.19 of the Buyer Disclosure Schedule, the Buyer is presently not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued.

4.20. Insurance. The Buyer has obtained and currently maintains insurance policies in such amounts and covering such risks as are adequate for the conduct of its business and the value of its properties as is customary for companies engaged in similar businesses in similar industries. To the Buyer’s Knowledge, all such insurance policies are in full force and effect and the Buyer knows of no Basis for cancellation thereof. The Buyer has (i) not received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

5.	Covenants. The Parties agree as follows:

5.1. General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in § 6). In furtherance of the following, each of the Seller and the Buyer will use their respective reasonable best efforts to join in and submit as soon as practicable, and in no event later then ten business days after the date hereof, one or more applications (the “Applications”) to the FCC as deemed by the Buyer to be appropriate requesting the FCC’s written approval of the assignment of the Licenses to the Buyer or designees of the Buyer. Each of the Seller and the Buyer will comply with the HSR Act. Each of the Seller and the Buyer will file as soon as practicable, and in no event later than fifteen business days after the date hereof, any Notification and Reports Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act (or, if applicable, the Seller shall cause its Ultimate Parent Entity (as defined in the HSR Act) to make such filing); provided, however, that any filing fees incurred by either party in connection with the HSR filings and the Applications shall be paid by the Buyer. If a request for additional information or documentary material is made to the Buyer, the Seller, or any direct or indirect owner or Subsidiary of the Seller in connection with such filings, such party shall respond promptly to such request and use its reasonable best efforts to comply promptly with such request. The Parties hereto shall make available to one another, promptly after the filing thereof, copies of all correspondence, amendments and reports filed on or prior to the Closing Date with the FCC by any of the Parties hereto in respect of the Licenses. Each Party shall notify the other Party hereto in the event it becomes aware of any other facts, actions, communications or occurrences that might directly or indirectly affect the Parties’ ability to effect FCC approval of the transactions contemplated by this Agreement. The parties shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Law to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from the FCC in order to consummate the transactions contemplated by this Agreement.

5.2. Notices and Consents. The Seller will give any notices to third parties, and will use commercially reasonable efforts to obtain any third party consents, that are necessary or desirable to transfer the Acquired Assets to the Buyer.

5.3. Operation of Business. Until the Closing Date, except as contemplated by this Agreement, except as set forth in Section 5.3 of the Seller Disclosure Schedule, or as otherwise consented to by the Buyer in writing, the Seller will not engage in any practice, take any action, or enter into any transaction with respect to the conduct of the Business outside the Ordinary Course of Business, and will continue to operate the Business in the Ordinary Course of Business to preserve its current relationships with licensees, licensors, suppliers, customers and others having business dealings with it, and maintain the Acquired Assets, at its expense, in substantially the same condition as their condition on the date hereof; provided, however, that the Seller may take any actions required of the Seller in order to comply with its obligations under the Plan of Reorganization, including the filing, settlement and payment of claim-related liability from the Claims Fund under the Plan of Reorganization, regardless of whether such actions are in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth in Section 5.3 of the Seller Disclosure Schedule, during such period, the Seller:

(a) Shall not make, declare or authorize any dividends or other distributions to its Stockholders or any other Person or issue or grant any options, warrants, shares of Seller Common Stock, shares of preferred stock or any other security or instrument convertible into a security;

(b) Shall not take any action or permit any action to be taken which would cause a material breach of any of the representations and warranties contained herein (as if made on the date such action was taken);

(c) Shall not make any distribution, incur any Liability or otherwise enter into any transaction or series of transactions which would in any way impair the Buyer’s ability to use the Acquired Assets after the Closing;

(d) Shall not pledge or subject to any Lien or other encumbrance any of the Acquired Assets;

(e) Shall not sell or transfer, or agree to sell or transfer, any of the Acquired Assets, other than as provided herein and other than the assets comprising the Long Distance Business or as set forth on Schedule 5.3(e);

(f) Shall not take any action that would materially adversely affect its relations with, or the Buyer’s prospective relations with, any customers of the Seller;

(g) Shall maintain its current or substantially similar insurance on the Acquired Assets;

(h) Shall comply in all material respects with all laws, rules and regulations, as they relate to the Acquired Assets and the Business;

(i) Shall not enter into any contract or contracts that will require an expenditure of more than $5,000 individually or $100,000 in the aggregate and shall not amend, modify or cancel any Contractual Obligation, other than amendments, modifications and cancellations that individually and in the aggregate will not have a Seller Material Adverse Effect or as set forth on Schedule 5.3(i);

(j) Shall not take any action which would interfere with the ability of the Seller to perform, or which would prevent performance of, this Agreement and the transactions contemplated thereby;

(k) Shall promptly satisfy all its obligations as they become due under any Contractual Obligation and with respect to other current liabilities; and

(l) Shall take all actions reasonably requested by the Buyer to transfer all or any part of the Business and the Acquired Assets to the Buyer at the Closing.

For the sake of clarity and notwithstanding anything to the contrary contained elsewhere in this Agreement, the Buyer shall have the right to approve in writing any amendment to the LD Sale Agreement and any transaction prior to its consummation relating to the sale of any assets which comprise or otherwise relate to the Long Distance Business.

5.4. Employee Matters. The Seller agrees to (i) terminate all the employees of the Seller prior to the Closing (except for those employees set forth on Schedule 2.8) and to pay any and all Liabilities relating to such termination or otherwise due to Seller’s employees, including, without limitation any payments and benefits due such employees pursuant to accrued salary and wages, pension, retirement, savings, health, welfare and other benefits and severance payments or similar payments of the employees, and to provide COBRA continuation coverage to any individual who is a “qualified beneficiary” (within the meaning of the COBRA regulations under §4980B of the Code (the “COBRA Regulations”)) whose “qualifying event” (within the meaning of the COBRA Regulations) occurred prior to or in connection with the consummation of the transactions contemplated by this Agreement and who is, or whose qualifying event occurred in connection with, a “covered employee” (within the meaning of the COBRA Regulations) whose last employment prior to the qualifying event was associated with the Business, (ii) provide to all employees any notice (which notice shall be reasonably acceptable to the Buyer) required under any law or regulations in respect of such termination including, without limitation, WARN and

COBRA, and (iii) terminate all Seller Plans prior to Closing and to pay any and all Liabilities relating to such terminations including, without limitation any payments or benefits due under any Seller Plan, and any costs or expenses incurred in connection with the termination and winding down of the Seller Plans; provided, however, that the Seller may continue to maintain one or more “group health plans” (within the meaning of the COBRA Regulations) to the extent necessary to provide COBRA continuation coverage pursuant to clause (i) for so long as such COBRA continuation is provided. Seller shall be responsible for any and all liability under WARN or under any state or local law concerning layoffs or the closing or relocation of worksites or the like which arises out of or results from any termination of employment by the Seller on or before the Closing.

5.5. Further Assurances. At any time and from time to time at or after the Closing, at the request of the Buyer and without further consideration, the Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Buyer may reasonably determine is necessary to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to or interest in the Acquired Assets or Licenses to put the Buyer in actual possession and operating control of the Acquired Assets or Licenses and to assist the Buyer in exercising all rights with respect thereto.

5.6. Access. The Seller will permit representatives of the Buyer to have reasonable access to all premises, properties, personnel, books, records (including Tax records), Contractual Obligations, and documents of or pertaining to the Seller through and until the Closing, and pertaining to the Acquired Assets after the Closing.

5.7. Notice of Developments. Each Party will give prompt written notice to the other Party of any development causing a breach of any of its own representations and warranties contained in §§ 3 and 4. No disclosure by any Party pursuant to this § 5.7, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant.

5.8. Exclusivity. The Seller will not (and the Seller will not cause or permit any of its officers, directors, agents or Affiliates to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person or enter into or consummate any transaction relating to the acquisition of any portion of the Acquired Assets, including any acquisition structured as a merger, consolidation, or share exchange or (ii) participate in any discussions or negotiations regarding the foregoing. The Seller shall promptly notify the Buyer of any inquiry or proposal received by it with respect to any such sale or disposition.

5.9. Public Announcements. Without prior written consent of the other Party, neither Party hereto nor its Affiliates, representatives or advisors will, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of, this Agreement, the other agreements and transactions contemplated hereby, or the specific matters discussed between the Parties, except as may be required by law. Notwithstanding the foregoing or anything contained herein or in any other agreement or other document between the Buyer and the Seller to the contrary, following the Closing, the Buyer shall be entitled to make any public comment, statement or communication with respect to, or otherwise disclose or permit disclosure of this Agreement, the other agreements and transactions contemplated hereby, or the specific matters discussed between the Parties, without the consent of or notice to the Seller.

5.10. Transfer Taxes. Each of the Seller and the Buyer agrees to pay one-half of all Taxes on the transfer of the Acquired Assets hereunder; provided, however, that any such Taxes based upon, or measured by, profits, revenues, gains, depreciation or income shall be borne solely by the Party on which they are imposed.

5.11. Liquidation. Each of the Parties to this Agreement acknowledges that the Seller intends to dissolve and liquidate as promptly following the Closing as practicable. As part of such liquidation, the parties hereto acknowledge that the Seller shall distribute all of the Stock Consideration to its Stockholders. Provided that the representations and warranties of a Stockholder in its Investor Representation Letter are true and correct as of a request date, and that the Seller and/or the Stockholder shall deliver to the Buyer any additional information that the Buyer shall reasonably request, the Buyer shall accept and process any transfer of the Stock Consideration by the Seller to a Stockholder and shall, upon receipt of the original stock certificate (or an affidavit of loss reasonably acceptable to the Buyer) and a properly executed stock power from the Seller, issue a stock certificate for the transferred portion of the Stock Consideration in the name of such Stockholder and deliver the same to such Stockholder. The Seller shall provide a copy of its plan of liquidation to the Buyer not less than 10 Business Days in advance of adoption thereof.

5.12. Non-Competition Agreements. At the Closing, the Seller shall enter into, and shall use its reasonable best efforts to cause the Majority Stockholder to enter into, a Non-Compete Agreement, each in the form of Exhibit D attached hereto.

5.13. Post-Closing Accounts Receivable. The Seller shall remit to the Buyer, within five (5) Business Days of receipt thereof, any cash or other payment received by the Seller after the Closing with respect to pre-Closing accounts receivable arising from or related to the Acquired Assets.

5.14. Post-Liquidation Cash. In connection with the completion of the liquidation of the Seller pursuant to Section 5.11 hereof, the Seller shall remit to the Buyer (i) within five (5) Business Days after March 31, 2005, all cash remaining in the Seller on March 31, 2005, except for $75,000, and (ii) within five (5) Business Days after December 31, 2006, all cash remaining in the Seller on December 31, 2006.

6.	Conditions to Obligation to Close.

6.1. Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties made by the Seller in this Agreement that are qualified by materiality or material adverse effect (or words of similar effect) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date);

(b) Performance by Seller. The Seller shall have performed and complied in all material respects with all of its covenants, agreements and obligations hereunder through the Closing;

(c) Consents; Notices. The Seller shall have (i) procured all of the governmental approvals, consents or authorizations and third party consents specified in § 3.17 and § 5.2 and (ii) provided all of the required notices specified in § 3.17;

(d) Stockholder Approval. All stockholder approvals necessary for consummation of the Transaction shall have been obtained and shall be in full force and effect;

(e) Certificates. The Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in §§ 6.1(a)-(d) are satisfied in all respects;

(f) No Injunction, etc. There shall have been no statute, rule, regulation, preliminary or permanent injunction, restraining order or decree of any nature by any Governmental Entity of competent jurisdiction that is in effect that restrains or prohibits the consummation of any of the transactions contemplated by this Agreement; and no action or proceeding before any Governmental Authority shall have been instituted by a Governmental Authority or other person or threatened by any Government Authority which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement;

(g) FCC Consent. Without limiting the generality of § 6.1(c), the FCC shall have consented to the assignment of all of the Licenses, and such consent shall have become a Final Order (as defined below), without any conditions or restrictions that materially affect the Buyer, the value of the Licenses or operations pursuant to the Licenses or any conditions or restrictions materially different than the normal consents issued by the FCC to other wireless license holders at the Closing Date (such consents are referred to herein collectively as the “FCC Consents”). In the event that any FCC order approving the transfer of the Licenses to the Buyer imposes such conditions, this condition shall not be satisfied until such conditions are removed or eliminated, and the Seller and the Buyer shall cooperate with one another in obtaining the removal or elimination of such restrictions. “Final Order” means an action by the FCC giving its consent to the assignment of the Licenses, with respect to which no request for stay, timely petition for rehearing, reconsideration or appeal is pending, and as to which the time for filing any petition for rehearing, reconsideration or appeal has expired and with respect to which the time for agency reconsideration or review taken on its own motion has expired without the FCC having given notice of such a reconsideration or review on its own motion, or in the event of the filing of such request, timely petition or appeal, an action which shall have been reaffirmed or upheld and with respect to which the time for seeking further administrative or judicial review shall have expired;

(h) HSR Matters. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

(i) Cash Balance. The Acquired Assets shall include at least $500,000 of cash as of the Closing plus (i) the proceeds of any option exercised prior to the Closing, and (ii) the net proceeds of the sale of the Long Distance Business (provided that if the Long Distance Business has not been sold by the Seller prior to the Closing, the Seller shall execute and deliver to the Buyer an assignment of proceeds (in form and substance acceptable to the Buyer) in favor of the Buyer with respect to the Long Distance Business);

(j) Option Exercise. To the extent the Singh Option has been exercised, the Buyer shall have received evidence in form and substance reasonably satisfactory to the Buyer of cash payment with respect thereto;

(k) Changes. There shall not have been any material adverse change specific to the Licenses, it being understood that changes affecting the wireless communications industry generally shall not be deemed specific to the Licenses;

(l) Opinion. The Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to the Buyer, and dated as of the Closing Date;

(m) Non-Compete Agreements. The Seller and the Majority Stockholder shall have each executed and delivered to the Buyer a Non-Compete Agreement in the form of Exhibit D attached hereto;

(n) Release of Liens. All of the Acquired Assets shall be free and clear of all Liens (other than Permitted Liens) and the Buyer shall have received evidence of the release of all Liens (other than Permitted Liens) and the termination of all financing statements, if any, as may be reasonably requested by the Buyer;

(o) Investor Representation Letters. The Seller, each of the Stockholders and the holder of the Singh Option shall have executed and delivered to the Buyer investor representation letters in the form of Exhibits G-1, G-2 and G-3 attached hereto (the “Investor Representation Letters);

(p) FIRPTA Certificate. The Buyer shall have received a certification (in such form as may be reasonably requested by counsel to the Buyer) conforming to the requirements of Treasury Regulations 1.1445-2(b)(2); and

(q) All Necessary Actions. All actions reasonably necessary or desirable to be taken by the Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents reasonably required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this § 6.1 if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

6.2. Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties made by the Buyer in this Agreement that are qualified by materiality or material adverse effect (or words of similar effect) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date);

(b) Performance by Buyer. The Buyer shall have performed and complied in all material respects with all of its covenants, agreements and obligations hereunder through the Closing;

(c) Stockholder Approval. All stockholder approvals necessary for consummation of the Transaction shall have been obtained and shall be in full force and effect;

(d) Certificate. The Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified in §§ 6.2(a) and (b) is satisfied in all respects;

(e) No Injunction, etc. There shall have been no statute, rule, regulation, preliminary or permanent injunction, restraining order or decree of any nature by any Governmental Entity of competent jurisdiction that is in effect that restrains or prohibits the consummation of any of the transactions contemplated by this Agreement; and no action or proceeding before any Governmental Authority shall have been instituted by a Governmental Authority or other person or threatened by any Government Authority which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement;

(f) FCC Consent. The FCC shall have consented to the assignment of the Licenses to be transferred at Closing to the Buyer.

(g) HSR Matters. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

(h) Registration Rights Agreement. The Buyer shall have executed and delivered to the Stockholders and the holder of the Singh Option the Second Amended and Restated Registration Rights Agreement in the form of Exhibit H attached hereto;

(i) Opinion. The Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit I attached hereto, addressed to the Seller, and dated as of the Closing Date; and

(j) Changes. There shall not have been any material adverse change specific to the Buyer Wireless Licenses, it being understood that changes affecting the wireless communications industry generally shall not be deemed specific to the Buyer Wireless Licenses.

(k) All Necessary Actions. All actions reasonably necessary or desirable to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents reasonably required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this § 6.2 if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

7. Confidentiality. The parties hereby agree that the terms and provisions of the letter agreement between the parties with respect to confidentiality and non-disclosure dated as of January 28, 2003 are in full force and effect.

8.	Termination.

8.1. Termination of Agreement. Either of the Parties may terminate this Agreement as provided below:

(a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) the Buyer may terminate this Agreement by giving written notice to the Seller at any time after March 31, 2005, if the conditions set forth in § 6.1 shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated by the Seller by such time, provided, that if prior to such date, the FCC has granted the Applications to assign the Licenses, but such consent is not yet a Final Order, the Seller may extend such date for 90 days by notice to the Buyer;

(c) notwithstanding the foregoing, the Buyer may terminate this Agreement by giving written notice to the Seller if the Stockholders of the Seller fail to approve the Transaction prior to December 31, 2004;

(d) the Seller may terminate this Agreement by giving written notice to the Buyer at any time after March 31, 2005, if the conditions set forth in § 6.2 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated by the Buyer by such time, provided, that if prior to such date, the FCC has granted the Applications to assign the Licenses, but such consent is not yet a Final Order, the Buyer may extend such date for 90 days by notice to the Seller.

8.2. Effect of Termination. If any Party terminates this Agreement pursuant to § 8.1, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach and except as specified herein). Notwithstanding any termination of this Agreement pursuant to § 8.1, the provisions of § 7 shall remain in full force and effect.

9.	Miscellaneous.

9.1. No Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall not survive the Closing and no claims may be asserted with respect thereto after the Closing.

9.2. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.3. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

9.4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder, but no such assignment shall relieve the Buyer of any of its obligations hereunder.

9.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) one (1) Business Day following the date sent when sent by overnight delivery by recognized overnight courier service for delivery on the next Business Day and (iii) five (5) Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to the Seller:

Teligent, Inc.

P.O. Box 9030

Reston, VA 20195

Facsimile: (703) 326-4470

Attention:

Copy to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Facsimile: (713) 238-7111

Attention: W. Mark Young

If to the Buyer:

First Avenue Networks, Inc.

230 Court Square; Suite 202

Charlottesville, VA 22902

Facsimile: (434) 220-4978

Attention: Sandra Thomas Watson

Copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Facsimile: (617) 951-7050

Attention: Joel F. Freedman

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

9.9. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and each Selling Party. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.11. Expenses. Except as otherwise provided herein, each of the Buyer and the Seller will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.12. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing in the Seller Disclosure Schedule or the Buyer Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the appropriate disclosure schedule identifies the exception. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

9.13. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.14. Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that each of the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

9.15. Waiver of Jury Trial.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

9.16. Control of Seller. Nothing in this Agreement shall be construed to permit the Buyer to assume, or the Seller to abdicate, control over the Licenses between the date of this Agreement and the Closing Date.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

FIRST AVENUE NETWORKS, INC.

By:	/s/ Dean M. Johnson
Title:	President & CEO

TELIGENT, INC.

By:	/s/ Pat Doyle
Title:	President & CEO